Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street | San Francisco, CA 94105-2228 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS: P. O. Box 7880 | San Francisco, CA 94120-7880

June 18, 2012

UnionBanCal Corporation

400 California Street

San Francisco, California 94104

Re:	UnionBanCal Corporation Senior Notes Offering

Ladies and Gentlemen:

We are acting as special counsel to UnionBanCal Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.500% Senior Notes due 2022 (the “Senior Notes”) pursuant to that certain Registration Statement on Form F-3 (File No. 333-180503) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), which were issued under the Trust Indenture between UnionBanCal Corporation and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”), dated as of December 8, 2003 (the “Indenture”), filed as an exhibit to the Registration Statement.

In rendering the opinions set forth herein, we have reviewed (i) the Registration Statement, (ii) the Indenture, (iii) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as in effect on the date hereof, and (iv) the form of the Senior Notes. We have also reviewed such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter.

In our review, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In connection with our review of executed documents, we have assumed that the parties thereto (other than the Company) had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Senior Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications, further assumptions and limitations:

a)	the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

b)	to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of any agreement or instrument, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 and N.Y. C.P.L.R. 327(b) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

Our opinions set forth above are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K of the Company. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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